STEVEN H. FELDERSTEIN, State Bar No. 056978
PAUL J. PASCUZZI, State Bar No. 148810
FELDERSTEIN FITZGERALD WILLOUGHBY & PASCUZZI LLP
400 Capitol Mall, Suite 1450
Sacramento, CA 95814
Telephone: (916) 329-7400
Facsimile: (916) 329-7435

Attorneys for Large Scale Biology Corp. et al.

UNITED STATES BANKRUPTCY COURT

EASTERN DISTRICT OF CALIFORNIA

SACRAMENTO DIVISION

In re:	Case No. 2006-20046-A-11
Jointly Administered
LARGE SCALE BIOLOGY CORPORATION,	Chapter 11

Debtor.

Tax ID #77-0154648

FIRST AMENDED DISCLOSURE STATEMENT TO DEBTORS’
FIRST AMENDED JOINT PLAN OF LIQUIDATION (Dated June 19, 2006)

First Amended Disclosure Statement to
Debtors' First Amended Joint Plan of Liquidation

I.	INTRODUCTION

On January 9, 2006, Large Scale Biology Corporation (“LSBC”), Large Scale Bioprocessing, Inc. (“LSBI”) and Predictive Diagnostics, Inc. (“PDI”) (collectively, “Debtors”) filed voluntary petitions under Chapter 11 of the Bankruptcy Code. The Debtors have proposed a joint plan of liquidation (the “Plan”) pursuant to Bankruptcy Code section 1121. The Plan is designed to complete the orderly liquidation of the Debtors’ business and assets, including possible sale as a whole to one purchaser or the sale of related business units, and to distribute the proceeds consistent with the requirements of the Bankruptcy Code and orders of the Bankruptcy Court previously entered in the cases. Under the Plan all assets of LSBC, LSBI and PDI shall be consolidated for purposes of distribution to creditors.

Unless this Disclosure Statement expressly stated otherwise, all terms defined in the Plan will have the same meaning when used in this Disclosure Statement. In addition, unless otherwise stated, terms defined in the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, or the Local Rules of the Court will have the same meanings when used in this Disclosure Statement. Defined terms in this Disclosure Statement are solely for convenience; and the Debtors do not intend to change the definitions of those terms from the Plan or from the otherwise applicable sources. Furthermore, in the event of any inconsistency between the Plan and this Disclosure Statement, the Plan will control. Any exhibits filed and served in support of this Disclosure Statement are incorporated into and are a part of this Disclosure Statement. All references to the Code are to the United Bankruptcy Code, 11 U.S.C. Sections 101 et seq.

A.	Limited Representation

This Disclosure Statement is submitted in accordance with Code section 1125 to solicit acceptances of the Plan from holders of certain Claims and Interests. The Court must approve the Disclosure Statement as containing information of a kind, and in sufficient detail, which is adequate to enable you to make an informed judgment whether to vote to accept or to reject the Plan. This Disclosure Statement will be used to solicit acceptances of the Plan only after the Court enters an order approving it.

First Amended Disclosure Statement to
Debtors' First Amended Joint Plan of Liquidation

In determining whether the Plan should be confirmed, the Court will consider whether the Plan satisfies the requirements of the Code, including whether it is feasible, and whether it is in the best interests of the holders of Claims and Interests. The Court also will receive and consider a Ballot report prepared by the Debtors concerning the votes for acceptance or rejection of the Plan by parties entitled to vote. Only holders of Allowed Claims and Allowed Interests that are impaired under the Plan will be allowed to vote to approve or reject the Plan.

THIS DISCLOSURE STATEMENT IS NOT THE PLAN. THIS DISCLOSURE STATEMENT, TOGETHER WITH THE PLAN, SHOULD BE READ COMPLETELY. FOR THE CONVENIENCE OF PARTIES, THE PLAN IS SUMMARIZED IN THIS DISCLOSURE STATEMENT, BUT ALL SUMMARIES AND OTHER STATEMENTS REGARDING THE PLAN ARE QUALIFIED IN THEIR ENTIRETY BY THE PLAN ITSELF, WHICH IS CONTROLLING IN THE EVENT OF ANY INCONSISTENCY.

The Court will hold a hearing on confirmation of the Plan. The date and time of the hearing will be fixed by order of the Court and will be noticed to Creditors and other parties entitled to notice under the Code and Rules after the Disclosure Statement is approved. The Confirmation hearing may be adjourned from time to time without further written notice.

Information contained in this Disclosure Statement was obtained from knowledgeable personnel at the Debtors or from the books and records of the Debtors. Financial information developed for purposes of this Disclosure Statement was developed by personnel at the Debtors. Certain materials contained in this Disclosure Statement are taken directly from other, readily accessible documents and pleadings or are digests of other documents. While every effort has been made to retain the meaning of such documents, you are urged to rely upon the contents of such documents only after a thorough review of the documents themselves. For example, all pleadings filed by the Debtors in the Cases have been posted on counsel for the Debtors webpage at www.ffwplaw.com on the Cases page in the folder entitled Large Scale Biology Corporation.

NO REPRESENTATIONS OR ASSURANCES CONCERNING THE DEBTORS, INCLUDING, WITHOUT LIMITATION, THEIR OPERATIONS, THE VALUE OF ASSETS, OR THE FUTURE OF THE DEBTORS ARE AUTHORIZED BY THE DEBTORS OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT.

THIS IS A SOLICITATION BY THE DEBTORS ONLY AND IT IS NOT A SOLICITATION BY THE DEBTORS’ ATTORNEYS OR ANY OTHER PROFESSIONALS EMPLOYED BY THE DEBTORS. THE REPRESENTATIONS MADE HEREIN ARE THOSE OF THE DEBTORS AND NOT OF THE DEBTORS’ ATTORNEYS OR ANY OTHER PROFESSIONAL.

First Amended Disclosure Statement to
Debtors' First Amended Joint Plan of Liquidation

REASONABLE EFFORTS HAVE BEEN MADE TO ACCURATELY PREPARE ALL UNAUDITED FINANCIAL STATEMENTS WHICH MAY BE CONTAINED IN THIS DISCLOSURE STATEMENT FROM THE INFORMATION AVAILABLE TO THE DEBTORS. HOWEVER, AS TO ALL SUCH FINANCIAL STATEMENTS, THE DEBTORS ARE UNABLE TO WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED THEREIN IS WITHOUT ERROR.

APPROVAL BY THE BANKRUPTCY COURT OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE CERTIFICATION BY THE COURT THAT THIS DISCLOSURE STATEMENT IS ERROR FREE.

B.	Voting Procedures

If you are the holder of a Claim or Interest that is “impaired” under the Plan, it is important that you vote. In that regard, acceptances of the Plan are sought only from those holders of Claims or Interests whose Claims or Interests are “impaired” by the Plan and who are not deemed to have accepted or rejected the Plan. Specifically, acceptances are solicited only from those Creditors and parties in interest whose legal, equitable, or contractual rights are altered by the Plan or who will not receive under the Plan the full amounts of their Allowed Claims or Interests in cash on the Effective Date of the Plan or as soon thereafter as practicable. Holders of Claims or Interests which are not impaired under the Plan are deemed to have accepted the Plan. See Code § 1126(f). Conversely, acceptances need not be solicited from the holder of Claims or Interests who will receive nothing under the Plan because they are deemed to have rejected the Plan. See Code § 1126(g).

In order for a Class of Claims to vote to accept the Plan, votes representing at least two-thirds in amount of all claims in that Class, and more than one-half in number in that Class must be cast accepting their treatment under the Plan. In order for a Class of Interests (e.g. shareholders) to vote to accept the Plan, votes representing at least two-thirds in amount in that Class must be cast accepting the Plan. As more fully described below, the Debtors are seeking acceptances from holders of Allowed Claims or Interests in the following Classes (reserving the right to supplement as to any other impaired Class(es) of Claims, if any):

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First Amended Disclosure Statement to
Debtors' First Amended Joint Plan of Liquidation

Class	Description	Status
Class 2A	Kevin Ryan Claim	Impaired - Entitled to Vote
Class 2B	Earl L. White, Ph.D Claim	Impaired - Entitled to Vote
Class 2F	Other Secured Claims	Impaired - Entitled to Vote
Class 3A	Convenience Class General Unsecured Claims	Impaired - Entitled to Vote
Class 3B	General Unsecured Claims	Impaired - Entitled to Vote
Class 4A	Shareholders of LSBC	Impaired - Entitled to Vote

The following Classes of Claims are not impaired under the Plan or are otherwise prohibited by the Code from voting on the Plan for the reason indicated:

Class	Description	Status
Unclassified	Administrative Claims	Unimpaired - Deemed to Accept
Unclassified	Professional Claims	Unimpaired - Deemed to Accept
Unclassified	Pre-Petition Tax Claims	Unimpaired - Deemed to Accept
Class 1A	Priority Employee Unsecured Claims	Unimpaired - Deemed to Accept
Class 1B	Other Priority Unsecured Claims	Unimpaired - Deemed to Accept
Class 2E	Robert Erwin, IRA and Kevin Ryan, IRA Claims	Previously Paid in Full; Take Nothing - Deemed to Reject
Class 2C	Agility Capital, LLC Claim	Previously Paid in Full; Take Nothing - Deemed to Reject
Class 2D	Kentucky Technology, Inc. Claim	Previously Paid in Full; Take Nothing - Deemed to Reject
Class 4B	LSBI Shareholder	Take Nothing - Deemed to Reject
Class 4C	PDI Shareholder	Take Nothing - Deemed to Reject

The specific treatment of each Class under the Plan is set forth in the Plan and merely is summarized in Article VI of this Disclosure Statement. Code section 1129(b) provides that, if the Plan is rejected by one or more impaired Classes of Claims or Interests, the Plan nevertheless may be confirmed by the Bankruptcy Court, if: (i) the Bankruptcy Court determines that the Plan does not discriminate unfairly and is fair and equitable with respect to the rejecting Class(es) of Claims or Interests that are impaired under the Plan; and (ii) at least one Class of impaired Claims voted to accept the Plan. The Debtors seek to confirm the Plan under the provisions of Code section 1129(b) in the event that becomes necessary.

First Amended Disclosure Statement to
Debtors' First Amended Joint Plan of Liquidation

A VOTE FOR ACCEPTANCE OF THE PLAN BY THOSE HOLDERS OF CLAIMS OR INTERESTS WHO ARE ENTITLED TO VOTE IS MOST IMPORTANT. THE DEBTORS RECOMMEND THAT THE HOLDERS OF ALLOWED CLAIMS AND INTERESTS VOTE IN FAVOR OF THE PLAN.

Unless otherwise expressly stated, portions of this Disclosure Statement describing the Debtors have not been subject to a certified audit, but have been prepared from the information compiled by the Debtors from the records maintained in the ordinary course of their businesses. Every effort has been made to be as accurate as possible in the preparation of this Disclosure Statement.

II.	OVERVIEW OF THE PLAN

A.	General Structure of and Means for Implementation of the Plan

The Plan is designed to complete the orderly liquidation of the Debtors’ business and assets, including possible sale as a whole to one purchaser or the sale of related business units, and to distribute the proceeds consistent with the requirements of the Bankruptcy Code and orders of the Bankruptcy Court previously entered in the Cases. On the Effective Date of the Plan or as soon thereafter as practicable, the Consolidated Debtor shall use cash on hand from the liquidation of assets to pay in full all unclassified Claims and all Allowed Claims in Classes 1A and 1B. The Consolidated Debtor, acting through a Plan Administrator, shall continue to liquidate the assets of the Estates in a prudent and businesslike manner after the Effective Date. As funds become available that are not necessary to fund liquidation costs, the Consolidated Debtor shall make distributions to Claim holders with Allowed Claims and Interest holders with Allowed Interests in the order of priority set forth in the Plan, which follows the priority scheme set forth in and required by the Bankruptcy Code. The Debtors anticipate that the liquidation shall occur over the period of at least nine months to one year.

For the protection of holders of Claims or Interests, any sales or abandonment of assets shall be approved by the Court upon noticed motion under the provisions of the Code, Rules and Local Rules. The Debtors are authorized under the Plan to retain Professional Persons to assist with the liquidation with Court approval. The Committee shall remain in existence Post-Confirmation, unless otherwise ordered by the Court. The projected liquidation expenses for the period August 1, 2006, to April 30, 2007, are attached to this Disclosure Statement as Exhibit 1. The projections in Exhibit 1 assume an approximate middle point in the ranges set forth in the charts below. With these protections and notices to parties in interest, the Debtors believe that all parties’ interests will be adequately protected during the liquidation of the assets.

First Amended Disclosure Statement to
Debtors' First Amended Joint Plan of Liquidation

The Consolidated Debtor also will review all filed Claims and Interests, and if necessary, object to those Claims and Interests as required by the Code, Rules or Local Rules. The Consolidated Debtors will also review all pre-Petition Date transactions to determine whether any are avoidable under the Code as preferential, fraudulent or otherwise avoidable transfers. All parties who have received transfers from the Debtors or any of them, including without limitation those listed in the Debtors’ statement of financial affairs as recipients of transfers within one year of the Petition Date, are hereby disclosed as potential targets for the recovery of such transfers to the extent such transfers, or any other transfers, are avoidable under the Code or other applicable law. When the Cases are fully administered and the Consolidated Debtor has no other duties under the Plan, the Plan will be completed. Nothing in the Plan affects the Debtors’ duties to comply with applicable non-bankruptcy law, if any, to wind up their affairs.

The decision to liquidate rather than to restructure operations and continue as a public company reflects the judgment of the Board of Directors that LSBC does not currently have the level of ongoing revenue-generating contracts or business and lacks the financial resources and access to additional funding sufficient to cover the substantial anticipated research, development and other expenses needed for continuation for an extended period of time as a commercially viable publicly traded company.

B.	Estimated Distribution To Creditors

The following is a summary of the projected (not guaranteed) recoveries for each Class of holders of Allowed Claims or Interests under the Plan:

First Amended Disclosure Statement to
Debtors' First Amended Joint Plan of Liquidation

Assets	Estimated Range of Value
	Low	High
1. Estimated cash at projected Effective Date of August 1, 2006	$1.2 million	$1.8 million
2. Geneware and related products (soluble proteins such as aprotinin, single-chain antibodies, interferons)	$2.0 million	$7.0 million
3. Viral coat protein fusion technology and related products (epitope and antigen display vaccines such as HPV, melanoma)	$2.0 million	$7.0 million
4. GRAMMR gene shuffling technology with Department of Defense contract intact	$1.0 million	$5.0 million
5. Miscellaneous intellectual and other property	$0.1 million	$1.0 million
6. Predictive Diagnostics, Inc. with relevant technology and equipment	$3.4 million	$15.0 million
Total estimated range of values:[1]	$9.7 million	$36.8 million

Estimated Liquidation Costs (Assuming Nine Month Period)	Estimated Range of Costs
	Low	High
1. Patent maintenance[2]	$225,000	$405,000
2. Administration and bookkeeping[3]	$0	$180,000
3. Legal[4]	$150,000	$550,000
4. Coordination and marketing[5]	$510,000	$2,100,000
5. Operations[6]	$0	$150,000
6. Other professionals[7]	$200,000	$1,800,000
Total estimated liquidation costs:	$1,085,000.00	$5,185,000.00

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1   Low estimate assumes estimated equipment auction proceeds are on the low end ($400,000) and payment of directors and officers insurance ($240,000). High estimate assumes the high end estimated equipment auction proceeds ($800,000) and no payment of directors and officers insurance. All other estimated asset values are based on discussions with bankers, investors and prospective purchasers or licensees.
2   Low estimate assumes $45,000 per month as of August 2006, dropping $5,000 per month thereafter. $45,000 per month is a conservative recent historical number. High estimate assumes $45,000 per month for all nine months.
3   Low estimate assumes all costs in this category being covered by income from the Department of Defense contract. High estimate assumes higher costs based on more complex and positive negotiations for liquidation transactions.
4   Low legal is estimate from counsel of minimum required to complete liquidation with court approval of transactions. High is based on $50,000 per month for nine months, plus an additional $100,000 for complex negotiations resulting in higher proceeds.
5   Low and high estimates are based on 6% commission on sale proceeds, not including the equipment auction. Any monthly payments would be credited against the commission.
6   Low estimate assumes all operating costs are covered by income from Department of Defense contract. High assumes operations are undertaken to add value to predictive diagnostics technology or vaccine programs.
7   Low assumes appraisers are retained. High assumes a banker is retained at 5% commission on sale proceeds.

First Amended Disclosure Statement to
Debtors' First Amended Joint Plan of Liquidation

Estimated Amounts of Claims (From Schedules)	Estimated Range of Value
	Low	High
1. Secured (balance of secured debt unpaid)	$3,340,000	$3,340,000
2. Priority unsecured	$730,471	$730,471
3. Unsecured	$3,836,109	$3,836,109
4. Interest at Legal Rate	$383,610	$383,610
5. Amount potentially available for distribution to holders of Interests	$324,810	$23,708,420
Potential distribution per share:	$0.05	$3.68

The primary assumptions made in formulating the estimates in the above charts are as follows: (a) the Consolidated Debtor is able to obtain the values set forth in the chart for the assets, as actual values could be lower or higher; (b) the liquidation of the assets, objections to claims, distributions and other administration of the Estates is completed within a nine month to one year period from the Effective Date of the Plan; (c) the Consolidated Debtor is able to retain certain former employees that it views are important to the credibility and marketing efforts to liquidate the assets, no trustee is appointed and the Cases are not converted to chapter 7; (d) the legal fees include bankruptcy and special counsel for the Consolidated Debtor and counsel for the Committee for such tasks as Court approval of all transactions outside the ordinary course of business as required by the Plan, claim objections and avoidance actions and are based on the Debtors’ experience of the costs incurred during the Cases so far; (e) the outstanding number of Interests in LSBC totals approximately 6,447,923 and the amount of the claims is as they are scheduled by the Debtors in their filed bankruptcy schedules;8 (f) the estimated asset values are based on the Debtors’ good faith estimates of values based on their years of experience in the industry and their substantial efforts to sell the assets prior to and during the bankruptcy cases; (g) the lists of assets is a general description of the major asset categories and nothing herein limits the potential assets of the estate in any way; and (h) the Debtors have other assets, including without limitation, net operating losses and causes of action the value of which is uncertain at this time.

________________________
8   Although the Debtors have not analyzed the filed claims, the Debtors note that the timely filed unsecured claims in the LSBC case total approximately $230,350 more than the scheduled unsecured claims and the timely filed priority claims in the LSBC case total approximately $51,100 more than the scheduled priority claims.

First Amended Disclosure Statement to
Debtors' First Amended Joint Plan of Liquidation

III.	HISTORY OF LSBC, LSBI AND PDI

A.	Description of the Debtors’ Business

LSBC is a biotechnology company, founded in 1987 to use new methods of genetic engineering to produce pharmaceutical proteins and vaccines at a lower cost than is possible with traditional manufacturing methods. LSBC’s approach to reducing manufacturing costs of complicated biotechnology products was to invent technology for turning living green plants into mini-factories for the production of proteins and vaccines. This technology is described as genetic engineering and bioprocessing. As this work progressed, LSBC also invested in the development of technology for better analyzing the function of genes and better understanding the role of proteins in health and disease. This part of LSBC’s work can best be described as “genomics” and “proteomics.” The overall objective of this combination of research programs, and the drive to invent new technologies, was to make “personalized medicine” feasible.9 With better insights into the biology of health and disease, and lower costs of producing drugs, LSBC believed that it would be possible to improve the effectiveness of new drugs, reduce their side effects, and possibly lower, rather than raise, the cost of new therapy for serious and life-threatening diseases.

Among the first technologies developed by LSBC during the late 1980s was its proprietary GENEWARE® system. This technology consists of genetically modified plant viruses that can be used to temporarily introduce new genes into living plants so that the plants will begin manufacturing new products, including pharmaceutical proteins or vaccines. This technology can also be used for agricultural applications. It is fast, inexpensive to operate, and has been proven environmentally safe to the satisfaction of the U.S.D.A. LSBC has developed, manufactured and commercialized, in limited quantities, several different plant-made pharmaceutical proteins and vaccines using this technology. Over the years, LSBC has successfully garnered an international reputation as an innovator in biomanufacturing. More information about LSBC, including all of its filings with the Securities and Exchange Commission that contain significant amounts of historical financial information, can be found on its website at www.lsbc.com.

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9   “Personalized medicine” refers to improving the selection of therapy for an individual patient by taking into consideration the biological and chemical makeup of the individual patient and the patient’s specific disease characteristics, and then matching the choice of treatment to these characteristics.

First Amended Disclosure Statement to
Debtors' First Amended Joint Plan of Liquidation

LSBC’s proprietary core technologies radically extend the power of product development, improvement and manufacture. The core technologies are: (a) GENEWARE® viral vector technologies where the company designed and developed plant viral vectors for the efficient expression of genes in host plants; (b) processes for biomanufacturing of protein biologicals and vaccines; and (c) discovery technologies where the company has invented several unique platforms for gene and protein discovery and analysis, product development and manufacturing.

In August 2000, LSBC became a public company, listed on NASDAQ as LSBC. The Initial Public Offering raised approximately $88.8 million in net proceeds. Proceeds from the IPO and from partner alliances were used to further develop the company’s infrastructure and product pipeline.

LSBC’s technologies and discoveries are protected by an extensive portfolio of foreign and domestic patents, and the company had previously formed several major alliances and partnerships in an effort to maximize its market opportunities. As of the fourth quarter of 2005, LSBC had 110 issued and 109 pending U.S. patents. LSBC’s issued U.S. patents expire between 2008 and 2020. Foreign patents that correspond with many of the U.S. patents and patent applications have been filed and/or issued in one or more foreign countries, resulting in a total of 67 issued and 126 pending foreign patents. These valuable patents cover vectors, expression systems, plant hosts, analytical systems, bioprocessing and biomanufacturing methods, equipment and facilities, molecular evolution methods, and specific products and their uses.

LSBC also operated a state-of-the-art biomanufacturing facility located in Owensboro, Kentucky. Large Scale Bioprocessing, Inc. (“LSBI”), a wholly owned subsidiary of LSBC, owned the facility prior to its sale during the Cases to Owensboro Medical Health Systems, Inc, or its designee, including Kentucky BioProcessing, LLC for $6.4 million. The facility covers 30,000 sq. ft. and includes upstream processing modules, downstream separation suites, and a full complement of analytical, QC/QA resources. This multi-product facility had the ability to process three metric tons of field-grown biomass per hour and operate year-round, using raw material grown locally in the spring and summer months and grown at other locations during the winter months.

First Amended Disclosure Statement to
Debtors' First Amended Joint Plan of Liquidation

To better capitalize on its investments in proteomics technologies, and in an attempt to generate a revenue stream faster than is possible through the development of FDA-regulated therapeutic products, LSBC applied its experience in image analysis and bioinformatics to develop a new generation of molecular fingerprinting technologies. Much of this work was done in parallel with LSBC’s decision to reduce its overall expenditure levels by closing its Germantown, Maryland proteomics laboratories. In December 2003, LSBC decided to maximize its business opportunities and focus resources on this new effort through a wholly owned subsidiary which eventually became known as PDI. Although LSBC reduced its ongoing investment in proteomics and related platform technologies, significant investments were, nonetheless, made in the PDI effort between the beginning of 2003 and the end of 2005. On December 28, 2005, a key patent covering biomarker discovery and diagnostics technology was received by LSBC.

LSBC has also developed a novel DNA shuffling technology called GRAMMR™ (Genetic ReAssortment by MisMatch Resolution) that can generate large libraries of extensively shuffled gene sequences faster and more efficiently than traditional DNA shuffling technologies. GRAMMR™ technology was developed to greatly reduce the complications of DNA shuffling and to empower the user with greater control over the molecular evolution process. GRAMMR™ technology is a proprietary new tool that LSBC believes has significant value. Limited ongoing operations using the GRAMMR™ technology, which bolster the credibility and value of the technology, are supported by revenue from a contract with the U.S. Department of Defense.

LSBC has several subsidiaries that are 100% owned by LSBC, including PDI, LSBI, Biosource Genetics Corporation (“BGC”), Biosource Technologies, Inc. (“BTI”), Large Scale Proteomics Corporation (“LSPC”), and Sunrise Biosystems, Inc. (“SBI”). BGC, BTI, LSPC, and SBI are inactive and without any apparent assets except certain assets which were (or were expected to be) transferred to but not recorded in the name of LSBC. PDI has little if any assets recorded in its name, although certain assets related to the PDI business are held by LSBC for the PDI business. LSBI owned the Owensboro facility, but no other assets. LSBC owns virtually all the intellectual property portfolio and other personal property assets of the Estates.

First Amended Disclosure Statement to
Debtors' First Amended Joint Plan of Liquidation

B.	Pre-Petition Financing

LSBC’s ability to obtain equity and/or debt financing during 2004 and 2005 was hindered by its inability to close significant revenue-producing contracts, despite achieving a steady series of important technical advances and technology-validating benchmarks. Conversely, LSBC’s ability to close revenue-producing contracts was impeded by its lack of capital resources and apparent financial weakness, a factor that led certain prospective customers to decline to do business with LSBC. Diligent efforts were made to break this cycle and position LSBC to benefit from its technological success.

LSBC closed a private equity financing March 8, 2004, with net proceeds of approximately $7.5 million. On December 23, 2004, LSBC and LSBI concluded a loan agreement for $2.9 million with Kentucky Technology, Inc., secured by the property and assets of LSBI. LSBC’s CEO, Kevin Ryan, loaned LSBC $600,000 on March 3, 2005, and then loaned $3 million on April 15, 2005, secured by the patents and other intellectual property assets related to the predictive diagnostics technology. On June 29, 2005, the CEO converted his note for $600,000 into stock in LSBC at a price of $0.95 per share ($4.75 per share post-reverse split).

On August 5, 2005, LSBC entered into a three-year private equity agreement with Southridge Capital Management, LLC’s advised fund, Brittany Capital Management Ltd., for a $15 million equity line (the “Equity Financing”). Proceeds of the Equity Financing were expected to be used primarily for general working capital purposes. Regulatory approvals for the Equity Financing sale were ongoing. In order to utilize the Equity Financing, LSBC was required to prepare and file with the Securities and Exchange Commission (“SEC”) on Form S-1 a Registration Statement and to have that statement declared effective. To help finance LSBC during this period, also on August 5, 2005, LSBC obtained a term loan from its CEO for $750,000 and from its Chairman, Robert Erwin, for $250,000. These loans were secured by the real property assets of LSBI.

First Amended Disclosure Statement to
Debtors' First Amended Joint Plan of Liquidation

LSBC timely filed the S-1, but substantial delays resulted from required amendments to the S-1, including routine changes required by the SEC and changes to reflect the reverse split of the common stock adopted by the LSBC Board of Directors and shareholders to keep the securities listed on NASDAQ. Additional state regulatory costs and delays were also incurred. The company needed to obtain more cash and to complete various pending deals before it could satisfy the state regulatory requirements and for the S-1 to become effective.

As a partial means for obtaining sufficient interim cash to continue operations until regulatory approval of the Equity Financing was secured, LSBC sought a bridge loan of up to $1,500,000 from Agility Capital, LLC (“Agility”) (the “Bridge Financing”), with $500,000 to $750,000 to be provided on the closing of the loan, and additional advances to be made upon LSBC’s satisfaction of certain milestones or contingencies in accordance with the loan agreements. In October 2005, LSBC ultimately received the first advance of $500,000 (with net cash of less than $440,000 after retention by Agility of a $30,000 loan fee, holdbacks, service charges, and other costs). In addition, LSBC issued to Agility a ten year warrant entitling it to purchase up to 750,000 shares of common stock. The Bridge Financing was secured by all of LSBC’s personal property (including the intellectual property portfolio) and the Owensboro facility, and the loan was guaranteed by all LSBC’s subsidiaries, which guarantees were secured by each subsidiary’s personal property.

To help the company survive, on November 22, 2005, LSBC’s CEO loaned it $340,000 secured by the patents and other intellectual property assets related to the predictive diagnostics technology. On December 8, 2005, LSBC’s Chairman made an unsecured loan to it in the amount of $90,000. A secured loan of $50,000 was made to LSBC by Earl L. White, Ph.D on January 3, 2006, which was used by LSBC to retain the firm of Felderstein Fitzgerald Willoughby & Pascuzzi, LLP to file Chapter 11 petitions for the LSBC, LSBI and PDI.

First Amended Disclosure Statement to
Debtors' First Amended Joint Plan of Liquidation

C.	Events Leading to the Chapter 11 Filings

The downturn in the financial markets during 2001 and 2002 negatively affected LSBC’s ability to raise adequate capital to pursue all of its technology and product-development initiatives. In addition, LSBC’s largest revenue producing contract, a five-year research collaboration with Dow Chemical Company, was completed in August, 2001, without an additional source of revenue to replace it. During 2002, LSBC began to make significant cuts in its operating expenses, reducing headcount by approximately 25% and cutting administrative expenses by about $1.8 million for the year. During 2002, LSBC reduced operating cash usage by 47% between the first quarter and the fourth quarter.

The entire Germantown, Maryland research facility was closed by the end of 2003 after LSBC was notified that its largest fee-for-service contract, with the National Institute of Environmental Health Sciences (“NIEHS”), was to be cancelled “for the convenience of the government” without payment of all of LSBC’s expenses in performing the services. After termination of the contract, NIEHS refused to honor its financial obligations to LSBC, and it was not until August 17, 2005, in a substantially weakened financial state, that LSBC agreed to a settlement for only $370,000. The remaining technology and capabilities established by LSBC’s investments in proteomics and genomics were focused into the wholly owned subsidiary company PDI at the end of 2003. The objective of this move was to increase the probability of generating a predictable revenue stream from diagnostic products that could be taken to market faster than therapeutics, and to create a vehicle for attracting capital to both PDI and LSBC.

In addition, due to the high capital requirements projected for continuation of its personalized cancer vaccine program, LSBC decided to shift the focus of its therapeutic product development efforts away from personalized medicine and into molecules that it believed could be developed faster and with a lower capital investment. During 2003, LSBC narrowed its therapeutic product work to biogeneric aprotinin and proteins such as alpha-galactosidase for enzyme replacement therapy of lysosomal storage disorders. During 2003, LSBC was granted Orphan Drug designation for its proprietary plant-produced alpha galactosidase A for treatment of Fabry disease. Despite demonstrating favorable manufacturing economics and obtaining good pre-clinical data, LSBC was not able to attract a commercial partner for clinical development of this product and chose not to make the investment necessary to file an Investigational New Drug application with the U.S. Food and Drug Administration (“FDA”) to begin human clinical trials. LSBC reduced its costs and expenses approximately $7.5 million to $29 million in 2003 versus $36.5 million in 2002.

First Amended Disclosure Statement to
Debtors' First Amended Joint Plan of Liquidation

During 2004, research expenditures were reduced approximately $4.7 million, or 29% versus 2003, and general and administrative expenses were reduced approximately $1.5 million, or 16%. LSBC decided to focus on its plant-made pharmaceutical core businesses and sell all or part of the predictive diagnostics technology to raise capital. LSBC entered into negotiations during the last quarter of 2004 that ended without a transaction by the end of the first quarter of 2005.

During the first quarter of 2005, LSBC broadened its attempt to sell or finance predictive diagnostics related technology and received substantial interest for both private financing from investment groups in London as well as proposals from bankers for financing and public listing of the stock of PDI on the Alternative Investment Market (AiM Exchange) of the London Stock Exchange. Based on written indications from the most conservative of two of the four investment banking valuations, LSBC had realistic expectations that it could have sold controlling ownership (50 - 60%) in a public flotation of securities at a pre-money valuation of between US$18 million and $28 million, with an implied total valuation of $37 - $60 million.

During the second quarter of 2005, LSBC diligently pursued these opportunities. However, certain key members of the team, despite protracted negotiation, abruptly resigned from LSBC in June 2005. It was subsequently discovered that they formed a new business entity to compete directly with LSBC in the area of predictive diagnostics related technology and to solicit financial and technical support from then current LSBC investors, collaborators and contacts. Although LSBC rapidly replaced the former technical and business members of the team with highly qualified professionals, time and credibility were lost with the financial groups in London and the financing opportunities disappeared over the course of the next several weeks

First Amended Disclosure Statement to
Debtors' First Amended Joint Plan of Liquidation

On April 29, 2005, LSBC and Bayer CropScience, a subsidiary of Bayer AG, announced a research and development agreement to investigate the plant-based production of lysosomal acid lipase (LAL), a protein for the potential treatment of Orphan diseases and certain cardiovascular diseases. At the time this agreement was initiated, both LSBC and Bayer expected that, subject to LSBC achieving certain technical milestones during the term of the initial agreement, Bayer would commit substantial additional resources to fund human clinical research in support of the commercial development of LAL as a pharmaceutical product. One of the most important benchmarks of this agreement was achieved when, on August 1, 2005, LSBC announced that it had received FDA Orphan Drug designation for its plant-made LAL. Despite this important technical progress, during the fourth quarter of 2005, Bayer decided to not proceed with the second stage of development, in part because of management changes within the Bayer organization, and also because of concern about the financial weakness of LSBC.

LSBC’s consolidated revenues through the third quarter of 2005 were $2.2 million, with a net loss of $11.5 million. This was an improvement over the same period of 2004, but not sufficient to sustain operations without completion of a significant business or financing transaction.

In the fourth quarter of 2005, ZLB Behring and LSBC began to evaluate a potential commercial alliance for the clinical development of plant-made, biogeneric aprotinin, a product LSBC was already supplying in non-pharmaceutical grade to Sigma-Aldrich. Serious evaluation of the opportunity began during the last week of November, 2005, with a visit by a senior manager of ZLB Behring to LSBC’s Owensboro, Kentucky manufacturing facility. LSBC disclosed its weak cash position and requested a rapid evaluation in exchange for attractive commercial terms. On December 19, 2005, ZLB Behring withdrew from further consideration of the opportunity, citing a “quite positive” initial review of LSBC’s assets and capabilities, but stating, among other factors, that “LSBC’s funding crisis and request for a decision before the end of December made it impossible for us to complete due diligence according to our normal processes with a skilled team.” Four days after receiving news of ZLB Behring’s decision, on December 23, 2005, LSBC and its subsidiaries terminated the employment of substantially all of their employees due to a lack of operating capital.

First Amended Disclosure Statement to
Debtors' First Amended Joint Plan of Liquidation

Agility issued a Notice of Default and Demand for Payment of $950,000 plus all interest, fees and costs of enforcement, and published a Notice of Disposition of Collateral on December 30, 2005, as to LSBC, LSBI and PDI. The sale was set for 9 a.m. on January 10, 2006. Agility attempted to foreclose on personal property assets, including substantial equipment, software, trademarks, proprietary data, and the IP portfolio, worth millions of dollars for its initial gross advance of $500,000.

After Agility declared the default, LSBC requested that Agility postpone the public sale for a relatively short period so that LSBC could complete a plan for an orderly and well promoted sale, licensing or other disposition or use of the valuable assets, and to complete negotiations of several transactions that would pay off the amounts owed Agility. Such a strategy would have left substantial liquid and other assets available to repay all of LSBC’s other secured and unsecured creditors and, perhaps, even provide for continuing operations of the company or for a distribution to LSBC’s shareholders. Even though the requested postponement would not have prejudiced Agility’s position, Agility refused all such requests until January 9th, the day prior to the auction, when Agility offered to defer the auction for up to 30 days in return for LSBC’s payment of additional fees aggregating $250,000, and a waiver of LSBC’s claims against Agility. Foreclosure by Agility would have prejudiced the interests of LSBC’s other secured creditors, unsecured creditors and shareholders.

On January 9, 2006, LSBC, PDI and LSBI each filed voluntary petitions under chapter 11 of the Bankruptcy Code.

IV.	SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASE

The following constitutes a brief, general discussion of certain significant events during the chapter 11 cases prior to the filing of this disclosure statement. All of the pleadings filed by the Debtors in the Cases are posted in pdf format on counsel for the Debtors’ webpage at www.ffwplaw.com under “Cases” and in the Large Scale Biology folder.

A.	First Day Motions

As soon as practicable after the filing of the petitions for LSBC, LSBI and PDI, the Debtors filed several “first day” motions. These motions included a motion to jointly administer the three cases to increase the administrative efficiency of the cases, a motion to limit notice to those parties who requested notice, and a motion to approve an adequate assurance agreement with Pacific Gas & Electric to prevent any disruption in utility service due to the bankruptcy case.

First Amended Disclosure Statement to
Debtors' First Amended Joint Plan of Liquidation

All of these motions were granted.

B.	Formation of Creditors’ Committee

The Office of the United States Trustee (“U.S. Trustee”) solicited the 20 largest creditors in the LSBC case for participation on the Official Committee of Unsecured Creditors (“Committee”). Several creditors were appointed to the Committee and others were added at later dates. As of the date of this Disclosure Statement, the following parties are members of the Committee: SRI International c/o Madeline Russo, Stephen J. Garger, Gregory Pogue, Wayne Fitzmaurice, Kathleen Hanley, Kenneth E. Palmer, and John E. Tarcza. All of these members are former employees of LSBC, except SRI International.

C.	Retention of Professionals

The Debtors retained Felderstein Fitzgerald Willoughby & Pascuzzi, LLP (“FFWP”) as their bankruptcy counsel and Sweeney Lev LLC as their business transactions special counsel during the bankruptcy case. LSBC retained Fenwick & West LLP as their securities special counsel. The Committee retained Parkinson Phinney LLP as its bankruptcy counsel. Other professionals have been employed by the Debtors with Court approval during the Cases for specific matters.

D.	Use of Cash Collateral and Debtor in Possession Financing

The Debtors sought the use of cash collateral and approval of debtor in possession financing at the beginning of the Cases for the purposes of, among other things, paying the costs for the shut down and clean up of the laboratory space at the Vacaville facility, paying the costs of maintaining the Owensboro facility pending sale, paying typical administrative expenses for clerical work and work necessary to complete the filing requirements of the Bankruptcy Code, paying filing fees and related costs to maintain the intellectual property portfolio, paying costs of marketing the assets of the Debtors to prospective purchasers, and paying a very few employees needed to perform a contract with the Department of Defense that maintains and enhances the value of certain intellectual property. The Debtors have filed with the Court and served updated budgets reflecting budget-to-actual historical results from the Petition Date forward.

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First Amended Disclosure Statement to
Debtors' First Amended Joint Plan of Liquidation

E.	Sale of Owensboro Facility

On or about January 13, 2006, LSBC and LSBI entered into a letter of intent with Owensboro Medical Health System, Inc. (“OMHS”) for the sale of the Owensboro Facility and related personal and intellectual property for $6.4 million. That letter of intent also provided for the debtor in possession financing mentioned above. Thereafter, with the substantial assistance of their special corporate counsel Sweeney Lev LLC, LSBC and LSBI negotiated an asset purchase agreement. On February 27, 2006, LSBC and LSBI filed a motion to approve the sale subject to pre-approved sale procedures including overbidding. The Court approved the sale at the hearing on March 27, 2006. The sale closed shortly thereafter. The sale paid all of the debt secured by the real and personal property sold, the sale closing costs the sellers were obligated to pay under the asset purchase agreement, the contingent fee to Felderstein Fitzgerald Willoughby & Pascuzzi, LLP and retainer to counsel for the Committee, and provided approximately $917,225 of unencumbered funds to the Estates.

F.	Settlement with Agility

In connection with their motion to approve the sale of the Owensboro Facility, LSBC and LSBI contended that the sale could proceed free and clear of any lien held by Agility based on the Bridge Financing because the Agility claim was the subject of a bona fide dispute. Agility claimed to be owed approximately $1.3 million for the $500,000 bridge financing it provided. The Debtors contended that Agility breached the agreements between the parties, subjecting Agility to, among other things, the cancellation or reduction of its claim and potential liability for damages to the Debtors. The parties settled the dispute for the payment to Agility of $650,000 from the proceeds from the sale of the Owensboro Facility. The Court approved the settlement at a hearing on March 27, 2006.

G.	Auction of Equipment

The Debtors hired Cowan Alexander/Asset Reliance International, Inc. (“Asset Reliance”) to sell by auction equipment owned by LSBC and PDI located at the Vacaville facility. Asset Reliance conducted the auction via webcast and live at the Vacaville premises on or about May 18, 2006. The Debtors chose Asset Reliance because of its significant experience in the biotech industry and because it was, in the Debtors’ judgment, the best proposal for the auction.

First Amended Disclosure Statement to
Debtors' First Amended Joint Plan of Liquidation

H.	Debtors’ Post-Petition Efforts to Explore Reorganization

Since the Petition Date, and before entering bankruptcy, the Debtors have explored their options and analyzed their ability to reorganize as an alternative to the liquidation provided under the Plan. Unfortunately, the Debtors are unable to reorganize without a substantial infusion of cash. Even with a sufficient cash infusion, the Debtors could not operate profitably in the foreseeable future. Certainly, the Debtors could not generate enough profit to repay creditors over any reasonable period of time. Liquidation of assets is the only method the Debtors have available to repay creditors. The Debtors’ historical financial performance set forth in its publicly available SEC filings supports the Debtors’ conclusion that it could not operate with sufficient profit to both pay operating costs and repay creditors (net losses of at least $15.628 million in 2005 according to the Statement of Financial Affairs; $17.474 million in 2004; $25.293 million in 2003; and $33.184 million in 2002, according to the Debtors’ 10-K for 2004). The Debtors’ have been unable to locate a source of cash infusion or a source of other operating income to support any sort of reorganization. Thus, the only option for repayment of creditors and hopefully payment to holders of Interests is an orderly liquidation.

V.	ASSETS AND LIABILITIES OF DEBTORS

As mentioned above, all of LSBI’s assets have been sold. Remaining assets include, among other things, all intellectual property owned by LSBC and all claims and causes of action of LSBC under the Bankruptcy Code and under non-bankruptcy law. LSBC values the remaining assets as follows:10

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________________________
10   The values placed on assets in this disclosure statement are the Debtors’ good faith estimates of values based on their years of experience in the industry and their substantial efforts to sell the assets prior to and during the bankruptcy cases. The values presented may not be the amounts for which the assets actually are sold under the Plan. The Plan does not guarantee any specific amount of recovery to creditors or interest holders. Please see footnote 1 and the assumptions set forth in section II.B of this Disclosure Statement for further disclaimers.

First Amended Disclosure Statement to
Debtors' First Amended Joint Plan of Liquidation

Assets	Estimated Range of Value
	Low	High
1. Estimated cash at projected Effective Date of August 1, 2006	$1.2 million	$1.8 million
2. Geneware and related products (soluble proteins such as aprotinin, single-chain antibodies, interferons)	$2.0 million	$7.0 million
3. Viral coat protein fusion technology and related products (epitope and antigen display vaccines such as HPV, melanoma)	$2.0 million	$7.0 million
4. GRAMMR gene shuffling technology with Department of Defense contract intact	$1.0 million	$5.0 million
5. Miscellaneous intellectual and other property	$0.1 million	$1.0 million
6. Predictive Diagnostics, Inc. with relevant technology and equipment	$3.4 million	$15.0 million

Total estimated range of values:	$9.7 million	$36.8 million

Geneware® technology encompasses many issued U.S. and foreign patents in addition to proprietary biological materials, standard operating procedures and protocols for the construction and use of modified viruses to control gene expression in plants. Applications of the technology include modification of metabolism, screening of gene function, and production of proteins and peptides for pharmaceutical or industrial uses. Geneware technology has been broadly successful in many applications. Highlights include cost-effective and rapid manufacturing of experimental therapeutic vaccines for treatment of non-Hodgkin’s lymphoma, high throughput function assessment of thousands of plant genes of potential agricultural importance, and production of several classes of soluble proteins for therapeutic use. In addition to production of high-value proprietary proteins with Geneware technology, generic or “biosimilar” versions of marketed biologics can be cost-effectively manufactured with this technology. For example, LSBC manufactured recombinant bovine aprotinin to potentially compete with Bayer’s Trasylol®. Geneware-produced aprotinin is equivalent or superior to the Bayer product by all measures, including identity by mass spectrometry, identity by amino acid analysis, purity by elecrophoresis, circular dichroism, purity by gas chromatography linked mass spectrometry, and potency by specific activity. Other proteins produced in green plants with Geneware technology and purified to pharmaceutical purity levels include human alpha-galactosidase, human lysosomal lipase, human interferon alpha, and a variety of scFv and Fab antibodies. There are no known USDA or FDA regulatory barriers to the veterinary and human pharmaceutical or vaccine product application of Geneware technology, other than routine product-specific regulatory requirements.

First Amended Disclosure Statement to
Debtors' First Amended Joint Plan of Liquidation

LSBC’s viral coat protein fusion technology can be used to produce protein and peptide products via linkage to the viral structure itself. In addition to producing peptides and small proteins, the technology can be used to produce virus-like particles for the array and delivery of antigens to elicit prophylactic and therapeutic vaccine responses. LSBC has demonstrated the efficacy of product applications in in vitro and animal models of infectious diseases such as HIV and HPV and in cancer models such as melanoma B-16. This technology is protected by a family of issued and pending patents.

GRAMMR gene shuffling technology is a proprietary platform for efficiently generating diversity in the sequence of target genes, and in the structure and function of the proteins encoded by the target genes. GRAMMR technology employs a process of mismatch resolution to create a broader range of diversity in gene sequence than has been possible with competing technologies. This LSBC technology is faster than competing approaches and can shuffle more distantly related genes and produce diverse gene libraries with a higher percentage of shuffled progeny than alternate methods. The GRAMMR process is effective with much larger gene sequences than are feasible with standard PCR-dependent methods. The result of these significant technical advantages is that new products can be developed more rapidly and less expensively, with a higher probability of achieving desired specifications, than is otherwise possible. Further development of this technology, and its application to the improvement of interferon proteins for anti-viral applications, is currently funded by the U.S. Department of Defense at the approximate rate of $780,000 per year. LSBC owns commercial rights to the new, proprietary interferons developed in this program.

First Amended Disclosure Statement to
Debtors' First Amended Joint Plan of Liquidation

The assets to be sold with Predictive Diagnostics, Inc constitute an integrated platform of proprietary clinical proteomics analytical methods, machine learning technologies and custom informatics tools used in conjunction with high-resolution mass spectrometry instruments. The business opportunities addressed the PDI technology platform include both clinical diagnostics products and biomarker discovery and screening services. Development of diagnostic products based on PDI technology relies on the analysis of complex sets of data derived from small blood samples (or similar samples such as saliva), and is not dependent on detailed insights into specific components of a disease process. Initial tests have demonstrated high levels of sensitivity and specificity in distinguishing disease samples from healthy samples, including in application to difficult to diagnose diseases such as Alzheimer’s disease and Sjogren’s syndrome. LSBC has filed fifteen (15) U.S. patent applications claiming core PDI process inventions, including U.S. Patent 6,980,674 issued on December 27, 2005. The early priority date and broad claims of this patent should be of interest to any company engaged in mass spectral analysis of biological fluids for purposes of diagnosis and biomarker discovery.

As of the date of this Disclosure Statement, the Debtors’ liabilities consist of approximately $3.4 million of secured debt from the loan by Kevin Ryan, LSBC’s CEO, which is secured by certain predictive diagnostics intellectual property and technology, priority unsecured debt to former employees of approximately $730,472, and approximately $3,836,109 of general unsecured claims. LSBC has approximately 6,447,923 shares outstanding. The most current financial information can be obtained by reviewing the latest monthly operating reports filed by the Debtors and posted on Debtors’ counsel’s website.

VI.	PLAN DESCRIPTION

The Plan treatment of claims is summarized below.

A.	Specification And Treatment Of Unclassified Claims

Other than the Professional Claims, each Administrative Claim against the Debtors or their Estates, or any one of them, shall be paid in full as soon as practicable after the entry of an order of the Court approving such Administrative Claim or on the Effective Date, whichever is later, unless different treatment is agreed to between the claimant and the Debtors; provided however, that the Consolidated Debtor is hereby authorized to pay any and all Administrative Claims in the ordinary course of business without Court approval. Except as may be expressly set forth in the Plan or by an order of the Court, no holder of an Administrative Claim shall be entitled to payment on account of any post-petition interest or penalties arising with respect to such Administrative Claim.

First Amended Disclosure Statement to
Debtors' First Amended Joint Plan of Liquidation

To the extent any Professional Person holds a Professional Claim against the Debtors or any one of them for services rendered prior to the Effective Date of the Plan, such Professional Person shall be paid in full upon Court approval pursuant to the terms of the applicable employment order.

Allowed Pre-Petition Tax Claims shall be paid in full on the Effective Date of the Plan or in accordance with sections 1129(a)(9)(C) and (D). All fees payable by the Debtors through the Confirmation Date under 28 U.S.C. §1930 shall be paid in full on the Effective Date or as soon thereafter as they may come due in the ordinary course.

B.	Treatment Of Classified Claims And Interests

1.	Class 1 (Priority Claims):

(a)    Class 1A (Wages): The holder of each Allowed Class 1A Claim shall be paid the Allowed amount of their Priority Claim in the amount required under section 507(a)(4) and section 507(a)(5) in cash on the Effective Date or as soon thereafter as is practicable, except to the extent that the holder of a particular Claim has agreed otherwise.

(b)    Class 1B (Other Priority Claims): Any Allowed Priority Claims not otherwise included in Class 1A shall be paid the Allowed amount thereof in cash on the Effective Date or as soon thereafter as is practicable, except to the extent that the holder of a particular Claim has agreed otherwise.

2.	Class 2 (Secured Claims):

(a)    Class 2A (Kevin Ryan): To the extent not otherwise satisfied prior to the Effective Date of the Plan, the Allowed Secured Claim of Kevin Ryan within Class 2A shall be paid or otherwise satisfied in full by the Debtors from the sale proceeds of the collateral securing the obligation. Any deficiency shall be paid Pro Rata from the same source as the payments on Class 3B Claims.

First Amended Disclosure Statement to
Debtors' First Amended Joint Plan of Liquidation

(b)    Class 2B (Earl L. White, Ph.D.): To the extent not otherwise satisfied prior to the Effective Date of the Plan, the Allowed Secured Claim of Earl L. White, Ph.D. shall be paid or otherwise satisfied in full by the Debtors from the sale proceeds of the collateral securing the obligation. Any deficiency shall be paid Pro Rata from the same source as the payments on Class 3B Claims.

(c)    Class 2C (Agility Capital, LLC): All Claims of Agility were satisfied in full by the payment of $650,000 from the sale proceeds of the Owensboro Facility and related assets, and pursuant to a settlement agreement between Agility and the Debtors approved by the Court. Agility has no further Claim against the Estates or the Debtors and shall receive nothing under the Plan.

(d)    Class 2D (Kentucky Technology, Inc.): All Claims of KTI were satisfied in full by the payment of its Claim from the sale proceeds of the Owensboro Facility and related assets approved by the Court. KTI has no further Claim against the Estates or the Debtors and shall receive nothing under the Plan.

(e)    Class 2E (Robert Erwin, IRA and Kevin Ryan, IRA): All Claims of Robert Erwin’s IRA and Kevin Ryan’s IRA were satisfied in full by the payment of their Claims from the sale proceeds of the Owensboro Facility and related assets approved by the Court. Robert Erwin’s IRA and Kevin Ryan’s IRA have no further Class 2E Claims against the Estates or the Debtors and shall receive nothing under the Plan on account of such Claims.

(f)     Class 2F (Other Secured Claims): Any other Secured Claims other than those in Classes 2A-2E shall retain their liens securing the Claims and shall receive deferred cash payments totaling at least the allowed amount of their Claims, of a value, as of the Effective Date of the Plan, of at least the value of each claimant’s interest in the collateral as required under section 1129(b)(2) of the Code; provided however, that the Proponents reserve the right to require each claimant to remove, at its own cost and peril and without damage to any property of the Estates, and at a time mutually convenient to such holder and the Debtors, such property as to which such holder holds a perfected security interest. Such holder may file and assert a Claim within Class 3A or 3B for any deficiency resulting from such abandonment and return of collateral, provided that a proof of claim therefore is filed with the Court and served upon the Debtors within thirty (30) days following the Effective Date. The Debtors do not believe there are any holders of Class 2F Secured Claims, except the secured claim of Seneca Meadows Corporate Center III (“Seneca Meadows”). Seneca Meadows is the landlord for premises known as Building #7 in Seneca Meadows Corporate Center, Germantown, Maryland under a lease dated July 26, 2000, with LSBC, which includes a deposit in the form of a letter of credit. Seneca Meadows shall retain all rights to its collateral under the terms of the lease.

First Amended Disclosure Statement to
Debtors' First Amended Joint Plan of Liquidation

3.	Class 3 (General Unsecured Claims):

(a)    Class 3A (Convenience Class): Any Allowed Unsecured Claim against the Debtors, or any of them, equal to or less than $5,000, or greater than $5,000 but with respect to such Claim the holder thereof voluntarily reduces the Claim to $5,000 on the Ballot shall be paid the Allowed or reduced amount thereof, which ever is lower, in cash on the Effective Date or as soon thereafter as is practicable, except to the extent that the holder of a particular Claim has agreed otherwise.

(b)    Class 3B (General Unsecured Claims): All Allowed Unsecured Claims within Class 3B shall be paid or otherwise satisfied in full from any Unencumbered Funds from the sale proceeds of the Debtors’ assets after all payment in full, or reservation for payment in full, of all Administrative Claims, Priority Claims, Pre-Petition Tax Claims, Professional Claims, and Class 1 Claims, and after payment or reservation of sufficient funds to pay for all post-confirmation liquidation expenses. In the event there are sufficient Unencumbered Funds to do so, Class 3B claimants shall be entitled to interest at the legal rate as of the Effective Date on their Allowed Unsecured Claims from the Petition Date until paid in full. In the event there are insufficient Unencumbered Funds to pay all Allowed Unsecured Claims in full, the holders of Allowed Unsecured Claims in Class 3B shall be paid on a Pro Rata basis. In no event shall any holder of an Allowed Unsecured Class 3B Claim receive more than the full amount of its Allowed Unsecured Claim. Any Claims that any of the Debtors have against another Debtor are hereby cancelled and no distribution shall be made on such Claims.

First Amended Disclosure Statement to
Debtors' First Amended Joint Plan of Liquidation

4.	Class 4 (Shareholders):

(a)    Class 4A (Shareholders of LSBC): To the extent there are funds available after all Administrative and Pre-Petition Tax Claims and Class 1 Claims are paid in full, after the Class 2A, 2B, and 2F Claims are paid in full from the collateral securing their respective Claims, and after payment in full with interest of all Class 3A and 3B Allowed Unsecured Claims, and all actual or projected post-confirmation liquidation expenses have been paid in full or reserved for payment in full, all such residual amounts shall be paid Pro Rata to the holders of Allowed Interests in Class 4A. All warrants and stock options are cancelled by the Plan.

(b)    Class 4B (Shareholder of LSBI): Any funds available from any assets of LSBI or its Estate that would otherwise go to LSBC as the sole shareholder of LSBI shall be used to pay post-confirmation liquidation expenses, Administrative Claims, Priority Claims, Pre-Petition Tax Claims, Class 1 Claims, and Class 3A and 3B Claims. To the extent any funds are available after payment of those Claims, such funds shall be distributed in Class 4A. All warrants and stock options are cancelled by the Plan.

(c)    Class 4C (Shareholder of PDI): Any funds available from any assets of PDI that would otherwise go to LSBC as the sole shareholder of PDI shall be used to pay Administrative Claims, Pre-Petition Tax Claims, Class 1 Claims, and Class 3A and 3B Claims. To the extent any funds are available after payment of those Claims; such funds shall be distributed in Class 4A. All warrants and stock options are cancelled by the Plan.

C.	Means For Implementation And Execution Of The Plan

1.    Liquidation of Assets: All of the Debtors’ assets are consolidated and vested in the Consolidated Debtor for purposes of distributions under the Plan. The Consolidated Debtor, acting through a Plan Administrator, shall continue to liquidate assets of the Estates in a prudent and businesslike manner after the Effective Date. Such liquidation may include, without limitation, (a) merger or consolidation of the Debtors, or any one of them, with one or more persons, (b) sale of all or any part of the property of the Estates, or any one of them, (c) distribution of property to those having an interest in the property, or (e) the transfer of all or any part of the property of the Estates, or any one of them, to one or more entities, whether organized before or after the confirmation of the Plan. On the Effective Date or as soon thereafter as practicable, the Consolidated Debtor shall make the payments or reserve sufficient funds to make such payments in the future that are required under the Plan by Article 3 (unclassified Claims) and to Classes 1A and 1B. Except as otherwise provided in paragraph 6.6 of the Plan, the Consolidated Debtor is authorized to pay any and all post-confirmation liquidation expenses without further order of the Court.

First Amended Disclosure Statement to
Debtors' First Amended Joint Plan of Liquidation

The Debtors contend that the consolidation of the Estates under the Plan will have little or no substantive effect on the recovery to creditors. LSBC was the operating entity that held the majority of the assets, with the exception of the Owensboro Facility that has been sold. LSBI has only one known unsecured creditor, Robert Erwin ($90,000), whose claim is also against LSBC and PDI. PDI has only three known creditors, Mr. Erwin, Crowley Webb & Associates ($46,376.50) and the University of Utah ($10,000), whose claims are also against LSBC. LSBI’s only assets were secured by liens that were paid in connection with the sale of the Owensboro Facility. Since there are no assets remaining in the LSBI estate, Mr. Erwin’s claim against LSBI would not be paid at all except as a distribution in LSBC. PDI’s only asset is some equipment that is encumbered by the White Secured Claim and that was auctioned. Given that there are no remaining assets in the PDI estate, the other three creditors’ claims would not be paid at all except as a distribution in LSBC. Thus, consolidation is in the best interests of all Creditors and Interest holders.

The Consolidated Debtor shall have such powers as are set forth in the Plan and the Confirmation Order and which are necessary to the proper performance of its duties as set forth in the Plan. In addition, the Consolidated Debtor shall retain post-confirmation all rights of a trustee serving as a Chapter 11 trustee pursuant to the Code. Without limiting the foregoing, the Consolidated Debtor may continue any operations of the business that in its discretion enhance the value of the assets and/or maximize the opportunities to liquidate the assets, including without limitation the Department of Defense contract (“DoD”), any business opportunities related to the predictive diagnostics technology, or any other opportunities with respect to the assets.

First Amended Disclosure Statement to
Debtors' First Amended Joint Plan of Liquidation

Continuing the DoD contract enhances the value of the creditors’ and shareholders’ assets in two ways. First, the GRAMMR gene shuffling technology has greater value if a team of specialists is in place to demonstrate, operate and fully transfer functioning technology to a purchaser, than if patents and pending patents are sold alone. Second, the focus of the ongoing contract is the genetic improvement of antiviral interferons, commercial rights to which accrue to LSBC. These potential product candidates have intrinsic value beyond the value of the process technology in use to develop them. The ongoing DoD contract fully covers the cost of maintaining the operating scientific team and additionally partially covers indirect administrative costs. Continuing performance of the contract does not create new liabilities, and routine liabilities are covered by existing insurance. With respect to the predictive diagnostic technology, the value to creditors and shareholders may be enhanced by retaining certain equipment and by funding limited analytical operations with outside revenue. For example, a scientific collaboration with the Schepen’s Eye Institute, an affiliate of Harvard Medical School, would advance the development of a potential diagnostic test for Sjogren’s Syndrome, a commercial product of interest to two potential purchasers of this technology who are currently formulating proposals. The Debtors believe that this technology can be sold at a higher price if it is sold as part of a functional operation with verifiable product applications. Other contracts that can be conducted without a net use of cash, and which do not involve obligations beyond short-term laboratory work performed, may further enhance the value of this technology during the liquidation process.

The Consolidated Debtor shall be managed and conduct its affairs through a plan administrator (“Plan Administrator”). The Debtors or the Consolidated Debtor, as the case may be, shall select the Plan Administrator in consultation with the Creditors’ Committee. The Debtors or the Consolidated Debtor, as the case may be, shall file and serve a motion to approve the employment of the Plan Administrator. The Plan Administrator shall have all powers and duties as are necessary to implement the Plan and shall act as the sole member of the Consolidated Debtor’s Board of Directors upon Court approval of the employment of the Plan Administrator. Upon Court approval of the employment of the Plan Administrator, the current Board of Directors of the Debtors shall be deemed disbanded; provided, however, that the current Board of Directors shall serve until such time as the Plan Administrator is appointed by the Court.

First Amended Disclosure Statement to
Debtors' First Amended Joint Plan of Liquidation

2.    Limitation on Liability of the Debtors, the Consolidated Debtor and the Plan Administrator: Except as otherwise prohibited by the Bankruptcy Code or applicable non-bankruptcy law, LSBC, LSBI, PDI, the Consolidated Debtor, the Plan Administrator, and any of their officers, directors, attorneys, consultants, employees, agents and assignees, shall have no liability for any error of judgment made in good faith other than as a result of gross negligence or willful misconduct from the Petition Date forward. Except as otherwise prohibited by the Bankruptcy Code or applicable non-bankruptcy law, the Consolidated Debtor, the Plan Administrator, and any of their officers, directors, consultants, attorneys, employees, and agents shall not be liable for any action taken or omitted in good faith and believed by them to be authorized within the discretion or rights or powers conferred upon them by the Plan.

3.    Post-Confirmation Compensation to Consultants: The Consolidated Debtor is authorized to hire Consultants and pay as presumptively reasonable compensation for post-confirmation services rendered a fee of six percent (6%) of the proceeds of liquidation, excluding equipment and furniture sold at action. The names of such parties and specific terms of compensation will be approved by the Court upon noticed motion. The Consolidated Debtor may increase such compensation with Court approval upon noticed motion in accordance with the order limiting notice previously entered by the Court. The Consolidated Debtor may decrease such compensation at any time without prior Court approval.

4.    Approval of Transactions Outside the Ordinary Course of Business: The Consolidated Debtor may enter into transactions outside the ordinary course of business, including the transfer, sale or abandonment of assets or the settlement of any Claims or causes of action, only after order of the Court in accordance with the Bankruptcy Code, Rules and Local Rules as if the Consolidated Debtor was a debtor in possession; provided however, that the Consolidated Debtor may transfer, sell or abandon any assets or settle any Claims or causes of action that have a net effect on the Estates of $25,000 or less without Court approval or further notice except notice to the Committee at least 10 days prior to such disposition..

First Amended Disclosure Statement to
Debtors' First Amended Joint Plan of Liquidation

5.    Post-Confirmation U.S. Trustee Quarterly Fees and Quarterly Reports: The quarterly fees shall be paid by the Consolidated Debtor to the U.S. Trustee for each quarter (including any fraction thereof) and quarterly reports in the form required by the U.S. Trustee shall be filed by the Consolidated Debtor until the case is closed, converted, or dismissed. Because of the consolidation of the Debtors for purposes of the Plan, the quarterly fee payable shall be computed on the basis of one debtor and the Consolidated Debtor shall file one quarterly report each quarter on behalf of the Consolidated Debtor.

6.    Post-Confirmation Employment of Professionals: To assist in the performance of the functions under the Plan, the Consolidated Debtor may employ professionals, including professionals to liquidate assets and a plan administrator, to the same extent as they could have been employed under the Code before confirmation of the Plan, except that further Court approval for employment shall not be required if the Court approved the professionals’ employment before the Effective Date. The compensation procedures for such Professionals are set forth in the Plan.

7.    Preservation of Causes of Action: As of the Effective Date, each and every claim, right, cause of action, claim for relief, right to set-off and other entitlement held by the Debtors and each of them, LSBC, LSBI, PDI or any of the Estates, whether arising under §§ 502, 506, 510, 541, 542, 543, 544, 545, 546, 547, 548, 549, 550, 551, 552 or 553 of the Code, or otherwise, other than those waived or released by express terms of the Plan or the Confirmation Order, shall be deemed fully preserved and vested in the Consolidated Debtor. This preservation shall specifically include the corporate entities and all net operating losses to the extent allowed under non-bankruptcy law. Without limiting the generality of the foregoing, any and all claims and causes of action held by LSBC, PDI, LSBI, the Debtors and/or the Debtors in Possession prior to the Effective Date against any person, including but not limited to any current or former officer, director or employee, shall be retained by the Consolidated Debtor, including but not limited to any claims based on the tampering with or misappropriation of software, intellectual property or other assets of the Debtors or their Estates, and all avoidance actions for transfers made by the Debtors or any of them, including all transfers disclosed in the respective statements of financial affairs filed with the Court by each of the Debtors. Confirmation of the Plan effects no settlement, compromise, waiver, or release of any cause of action unless the Plan or Confirmation Order specifically and unambiguously so provides. The nondisclosure or nondiscussion of any particular cause of action is not and shall not be construed as a settlement, compromise, waiver, or release of such cause of action.

First Amended Disclosure Statement to
Debtors' First Amended Joint Plan of Liquidation

8.    Closing of Case: At such point as the Court determines, upon noticed motion of the Consolidated Debtor or other party in interest, that all pending Claims objections, contested matters and adversary proceedings have been resolved, or that the Case need not remain open despite pending objections, matters or proceedings, the Case may be closed by the terms of a final decree of the Court; provided that the Case will be reopened thereafter if necessary to facilitate any actions contemplated by the terms of the Plan. The fact that some or all of the distributions to Creditors remain to be made shall not, in and of itself, constitute grounds for keeping the Case open when the Consolidated Debtor requests that the Case be closed.

9.    Certain Jurisdictional Limitations: Any party in interest who believes that the conduct of the Consolidated Debtor, or professionals engaged by the Consolidated Debtor, is not consistent with the provisions of the Plan or believes that any Claims exist against the Consolidated Debtor or professionals working for the Consolidated Debtor for any conduct taken within the scope of its/his/her duties as Consolidated Debtor or as such professional, all such Claims, rights, requests for relief, or enforcement of the Plan must be filed in and determined by the Bankruptcy Court having jurisdiction over the Case. No concurrent jurisdiction shall exist for the determination or enforcement of any such rights under or arising from the Plan, or Claims against the Consolidated Debtor or professionals retained by the Consolidated Debtor, in any other state, federal or foreign court.

10.   Stay or Injunction in Aid of the Plan: Except as otherwise provided in this Plan and until the Cases are closed and the Plan is completed, all parties are stayed and enjoined from (a) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or Interest against the Debtors, the Debtors in Possession, the Debtors’ estates, the Consolidated Debtor, or properties or interests in properties of the Debtors, the Debtors in Possession, the Debtors’ estates, or the Consolidated Debtor; (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtors, the Debtors in Possession, the Debtors’ estates, or the Consolidated Debtor, or properties or interests in properties of the Debtors, the Debtors in Possession, the Debtors’ estates, or the Consolidated Debtor; (c) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors, the Debtors in Possession, the Debtors’ estates, or the Consolidated Debtor; and (d) except to the extent provided, permitted, or preserved by section 553 of the Bankruptcy Code or pursuant to the common law right of recoupment, asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Debtors, the Debtors in Possession, the Debtors’ estates, or the Consolidated Debtor. Notwithstanding the foregoing, nothing in this Plan grants the Debtors a discharge.

First Amended Disclosure Statement to
Debtors' First Amended Joint Plan of Liquidation

D.	Procedures Relating To Claims And Interests

1.    Pre-Petition, Unsecured Claims Bar Date: The deadline for filing pre-petition, unsecured Claims was established by the Court as May 18, 2006, for Creditors other than Governmental Units. For Governmental Units, the deadline is July 17, 2006.

2.    Bar Date for Administrative Claims Incurred Before the Confirmation Date: Holders of Administrative Claims arising before the Confirmation Date, including those allowable under Code section 503 but excluding post-confirmation Claims of Professionals, shall be forever barred from recovering from Debtors or the Estates on account of such Claim unless within forty-five (45) days of service of notice of entry of the Confirmation Order the holder of such Claim files with the Court a motion for allowance of such Claim, including notice of the date and time for the hearing on the allowance of such Claim.

3.    Distribution Record Date for Allowed Interests: As of the close of business on the Record Date, the transfer register for all Interests maintained in LSBC shall be closed and there shall be no further changes in the record holders of any such Interests. The Consolidated Debtor shall have no obligation to recognize the transfer of any such Interests occurring after the Record Date and shall be entitled for all purposes herein to recognize and deal only with those holders of record as of the close of business on the Record Date.

4.    Disputed Claims or Interests: In the case of disputed Claims or Interests and unless the Court orders otherwise for cause shown, reserves from each distribution shall be set aside for the holder of each disputed Claim or Interest in an amount equal to what each disputed Claim or Interest holder would have received had its Claim or Interest been allowed at the time of the distribution, unless otherwise ordered by the Court under section 502(c). When the dispute over the Claim or Interest is resolved, the funds reserved for the disputed Claim or Interest shall be paid if it is allowed and any funds reserved for the disputed Claim or Interest, if disallowed, shall be re-distributed to the holders of Allowed Claims or Interests of that class until paid in full.

First Amended Disclosure Statement to
Debtors' First Amended Joint Plan of Liquidation

5.    Interim Distributions: Nothing in the Plan prohibits the Consolidated Debtor from seeking Court approval to make interim distributions to holders of Claims or Interests, provided that sufficient funds exist to continue the implementation of the Plan and to reserve for disputed Claims and all costs to be incurred in completing the liquidation of assets and other duties under the Plan. Without limiting the foregoing and upon approval of the Court, the Consolidated Debtor shall make an interim distribution to holders of Allowed Unsecured Claims if there are sufficient funds to pay holders of Allowed Unsecured Claims 50% of their Allowed Unsecured Claims and to reserve for disputed Claims, all projected costs to continue the implementation of the Plan and for all costs projected to be incurred in completing the liquidation of assets and other duties under the Plan, unless otherwise ordered by the Court.

6.    Claims Under Code Section 502(h): All Claims arising from judgments or settlements in an action by the Estates for recovery of money or property must have been filed within thirty (30) days of the entry of such judgment or date of such settlement as required by Rule 3002(c)(3) or will forever be barred and disallowed.

E.	Executory Contracts and Leases

A list of the executory contracts and unexpired leases to be assumed, and to the extent necessary assigned, to the Consolidated Debtor, or to be rejected, on the Effective Date of the Plan will be filed and served by the Debtors at least 30 days prior to the hearing on confirmation of the Plan.

First Amended Disclosure Statement to
Debtors' First Amended Joint Plan of Liquidation

All patents, license agreements, trademarks and other intellectual property that constitute executory contracts, including without limitation, all such patents, license agreements, trademarks and other intellectual property that are listed in the Debtors’ schedules B and G, are assumed under the Plan on the Effective Date of the Plan. Except as otherwise provided in the Plan or other order of the Court prior to Confirmation, all executory contracts and unexpired leases of the Debtors entered into prior to the Petition Date which are not assumed or rejected pursuant to Code section 365 prior to the Confirmation Date shall be deemed rejected upon the Effective Date. The Debtors anticipate filing motions to assume or reject the two unexpired leases of real property and the subleases associated therewith prior to Confirmation. Specifically, the Debtors hereby reject the Biological Materials Use License Agreement between Predictive Diagnostics, Inc. and the University of Utah Research Foundation and the Co-Marketing Agreement between Predictive Diagnostics, Inc. and PerkinElmer LAS, Inc. Each non-debtor party to an executory contract or unexpired lease rejected hereunder shall have thirty (30) days subsequent to the Effective Date to file a proof of Claim with the Court asserting damages arising from such rejection.

F.	Effect Of Confirmation

1.    Revesting: As of the Effective Date, all property and rights of the Estates shall be revested in the Consolidated Debtor; provided however, that in the event the cases are converted to chapter 7 after Confirmation of the Plan all assets and property of the Consolidated Debtor shall become property of the estates in the converted cases..

2.    Committee Continuation: On and after the Effective Date, the Committee shall continue in existence and operate under its current by-laws and with the same bankruptcy counsel with all powers and duties as set forth in the Bankruptcy Code, unless otherwise ordered by the Court upon noticed motion by any party in interest. Post-confirmation compensation for Counsel for the Committee shall be governed by section 6.6 et seq. of the Plan. So long as the Committee is in existence, the Debtors or the Consolidated Debtor, as the case may be, shall use all reasonable efforts to keep the Committee informed of the status of the cases, including without limitation, providing updated budgets for liquidation costs and participating in conference calls or meetings on a monthly basis or at such other interval as the circumstances may require.

First Amended Disclosure Statement to
Debtors' First Amended Joint Plan of Liquidation

VII.	LIQUIDATION ANALYSIS

The Plan provides for the orderly liquidation of the assets of the Estates and the distribution of the net proceeds to holders of Allowed Claims and Interests, which is similar to what would occur in a chapter 7 case. However, under the Plan, the Debtors’ experience, knowledge and expertise will be utilized for the benefit of all parties to maximize the value of the assets. For this reason, the Debtors contend that the net proceeds of the liquidation will be far greater under the Plan than in a chapter 7 case. For example, the Debtors and the persons who will assist the Debtors in the liquidation have been working with the intellectual property for many years and know who the likely buyers are, the market value, and the manner in which to sell the property to maximize its value. Typically, in a chapter 7 case, assets are sent to auction to obtain their highest and best value. However, given the nature of the Debtors’ assets and the need to delicately market and sell them, the Plan provides the best chance of maximizing values. In addition, conversion of the Cases to chapter 7 would add an additional layer of administrative expenses from the chapter 7 cases that do not already exist. Moreover, liquidation under the Plan provides the maximum flexibility for the efficient management of the Estates post-confirmation that would not be available in a chapter 7 case.

VIII.	FEDERAL INCOME TAX CONSEQUENCES

Attached hereto as Exhibit 2 is a summary of certain material federal income tax consequences of the Plan to the Debtors and the holders of Claims or Interests.

IX.	RECOMMENDATION FOR VOTE TO ACCEPT THE PLAN

The Debtors recommend that all creditors and shareholders entitled to vote cast a ballot accepting the Plan. The Official Committee of Unsecured Creditors supports the Plan and

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First Amended Disclosure Statement to
Debtors' First Amended Joint Plan of Liquidation

encourages you to vote to accept the Plan in a separate letter served with this Disclosure Statement.

PROPONENTS:
Dated: June 19, 2006
LARGE SCALE BIOLOGY CORPORATION, LARGE SCALE BIOPROCESSING, INC., and PREDICTIVE DIAGNOSTICS, INC.
	By	/s/ Robert Erwin
Robert Erwin, Authorized Representative
APPROVED AS TO FORM.
FELDERSTEIN FITZGERALD WILLOUGHBY & PASCUZZI, LLP
By	/s/ Paul J. Pascuzzi
Paul J. Pascuzzi
Attorneys for Large Scale Biology Corporation,
Large Scale Bioprocessing, Inc.,
and Predictive Diagnostics, Inc.

First Amended Disclosure Statement to
Debtors' First Amended Joint Plan of Liquidation

	Aug-06	Sep-06	Oct-06	Nov-06	Dec-06	Jan-07	Feb-07	Mar-07	Apr-07
Projected Budget for USAMRIID Costs

Cash in:
Shuffling Projects
USAMRIID Gene	65,000	65,000	65,000	65,000	65,000	65,000	65,000	65,000	65,000
Company C
Licenses (2 or 3)
Germantown Sublease	9,589	9,589	9,589	9,589	9,589	9,589	9,589	9,589	9,589
Total income received	74,589	74,589	74,589	74,589	74,589	74,589	74,589	74,589	74,589

Cash out:
USAMRIID Project
Costs:
--Direct H. Padgett, A. Vaewhongs	20,400	20,400	20,400	20,400	20,400	20,400	20,400	20,400	20,400
--Direct Support & Expenses	800	800	800	800	800	800	800	800	800
--Indirect Rent	12,000	12,000	12,000	12,000	12,000	12,000	12,000	12,000	12,000
--Indirect PG&E	4,500	4,500	4,500	4,500	4,500	4,500	4,500	4,500	4,500
--Indirect Telecommunications	3,000	3,000	3,000	3,000	3,000	3,000	3,000	3,000	3,000
--Indirect Acctng, I/T, Clerical Assistance	18,200	18,200	18,200	18,200	18,200	18,200	18,200	18,200	18,200
--Indirect Lab assistance, other	3,500	3,500	3,500	3,500	3,500	3,500	3,500	3,500	3,500
Total expenses paid	62,400	62,400	62,400	62,400	62,400	62,400	62,400	62,400	62,400

Net cash flow cumulative	12,189	24,378	36,567	48,756	60,945	73,134	85,323	97,512	109,701

Projected Budget for Liquidation Costs

Vacaville - Other
Administrative Expense
Reimbursements	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000
Postage	100	100	100	100	100	100	100	100	100
Intellectual Property Filing Costs	45,000	40,000	35,000	30,000	25,000	20,000	15,000	10,000	5,000
Management Compensation	28,000	28,000	28,000	28,000	24,000	20,000	16,000	12,000	8,000
Workers Comp Insurance-	500	500	500	500	500	500	500	500	500
Legal	50,000	50,000	50,000	50,000	40,000	40,000	40,000	40,000	35,000
AST Fees, CT Corp, Merrill	850	850	850	850	850	850	850	850	850
UST Fees			4,250
Other-Storage Rental Unit	180	180	180	180	180	180	180	180	180
Other-Audit fees, tax return		13,000	21,000			21,000			10,000
Franchise Tax Board, Sec. State									3,400

Total Monthly Costs	125,630	133,630	140,880	110,630	91,630	103,630	73,630	64,630	64,030

EXHIBIT 2

In re Large Scale Biology Corporation - 06-20046
Exhibit 2 to First Amended Disclosure Statement

FEDERAL INCOME TAX CONSEQUENCES

1.	Federal Income Tax Consequences in General.

The following summary addresses certain material federal income tax consequences of the Plan to the Debtors and the holders of Allowed Convenience Claims, Unsecured Claims and Interests. The summary is based upon the Debtors’ interpretation of the Internal Revenue Code of 1986, as amended (the “Tax Code”), applicable Treasury Regulations, judicial authority and current administrative rulings and pronouncements of the Internal Revenue Service (“IRS”), all of which are subject to change possibly with retroactive effect. Due to the differences in the nature of the Claims of the various holders of Allowed Convenience Claims and Allowed Unsecured Claims, their taxpayer status, residence and methods of accounting and prior actions taken by such holders with respect to their Claims, the tax consequences described below are general in nature and are subject to significant considerations applicable to each holder of an Allowed Convenience Claim or Allowed Unsecured Claim.

The Plan Proponents’ interpretation of the federal income tax consequences is not binding on the IRS, and the Plan Proponents have not and do not intend to request an administrative ruling from the IRS with respect to any of the federal income tax aspects of the Plan. Consequently, there can be no assurance that the treatment described in this Disclosure Statement will be accepted by the IRS. No opinion of counsel has either been sought or obtained with respect to the federal, state, local or foreign tax aspects of the Plan. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Additionally, changes in the facts or circumstances relating to the consummation or operation of the Plan or the formation or operation of the Consolidated Debtor could likewise affect the tax consequences to such parties. The federal income tax consequences of the Plan and distributions are complex and subject to significant uncertainties. This summary does not address foreign, state or local tax consequences of the Plan, nor does it purport to address all of the federal income tax consequences of the Plan. This summary also does not purport to address the federal income tax consequences of the Plan to taxpayers subject to special treatment under the federal income tax laws, such as broker-dealers, tax-exempt entities, financial institutions, insurance companies, S corporations, small business investment companies, mutual funds, regulated investment companies, foreign corporations, and foreign persons.

Holders of Allowed Convenience Claims, Allowed Unsecured Claims, and Interests are urged to consult with their tax advisors about the state, local and foreign tax consequences of the transactions contemplated under or in connection with the Plan.

2.	Federal Income Tax Consequences to Debtors.

(a)   Gain or Loss on Transfer. The Debtors generally will realize gain or loss on the sale of the assets and any other property they sell equal to the difference between the amount realized on the sale and the adjusted tax basis of such property. The Debtors will generally be able to offset any gain by Net Operating Losses (“NOLs”); and therefore, the Plan Proponents do not believe that the Plan will result in any material tax liability.

1
Exhibit 2 to First Amended
Disclosure Statement

(b)   Discharge of Indebtedness Income. As a general rule, the discharge of all or a portion of a debt by its holder results in the debtor’s recognition of taxable income. Section 108 of the Tax Code sets forth certain exceptions to this general rule. Section 108(e)(2) of the Tax Code provides that a taxpayer does not recognize income from the discharge of indebtedness to the extent that satisfaction of the liability would have given rise to a deduction. Section 108(a)(1)(A) of the Tax Code provides an exception to the required recognition of income from the discharge of indebtedness when the discharge occurs in a chapter 11 case under the Bankruptcy Code if the taxpayer is under the jurisdiction of the court and the debt discharge is granted by the court or is pursuant to a plan approved by the court. If Section 108(a)(1)(A) of the Tax Code applies to exclude from gross income the discharged indebtedness, the “tax attributes” of the taxpayer are reduced, unless the taxpayer affirmatively elects to first reduce the tax bases of its depreciable assets. Section 108(b) of the Tax Code reduces tax attributes in the following order: NOLs, general business credit carryovers, minimum tax credits, capital loss carryovers, basis of depreciable property and foreign tax credit carryovers.

If the exceptions provided for in Section 108 of the Tax Code were inapplicable, the Debtors would recognize discharge of indebtedness income with respect to any Allowed Claims that are satisfied to the extent that the aggregate amount of such satisfied Allowed Claims exceeds the amounts transferred in satisfaction thereof. However, the Plan Proponents believe that the exceptions provided for in Section 108 of the Tax Code should apply to exclude any discharge of indebtedness income from the gross income of the Debtors, and at the same time the Debtors should be required to reduce their tax attributes, as described above, by such amount. Moreover, if the amount of the discharge of indebtedness exceeds the tax attributes of the Debtors, such excess is nevertheless excluded from gross income and no additional tax liability arises. Moreover, the Plan does not give the Debtors a discharge.

(c)   Deductions of Accrued Interest by Debtors. To the extent a portion of the consideration paid to Holders of Allowed Claims pursuant to the Plan is attributable to accrued and unpaid interest on their Claims, the Debtors would be entitled to interest deductions in the amount of such accrued interest, to the extent the Debtors have not already deducted such amounts. Although the amount of consideration allocable to accrued interest where Holders of Allowed Claims are receiving less than the full principal amount of their claims is unclear under present law, the Debtors intend to allocate the consideration transferred to Holders of Allowed Claims pursuant to the Plan first to the principal amount of such Holders’ Allowed Claims and accrued interest on such Holders’ Allowed Claims.

3.	Federal Income Tax Consequences to Holders of Allowed Convenience Claims and Allowed Unsecured Claims.

The tax consequences of the implementation of the Plan to a holder of an Allowed Convenience Claim or Unsecured Claim will depend in part on whether the holder reports income on the accrual or cash basis, whether the holder receives consideration in more than one tax year of the holder, and whether the holder is a resident of the United States. The tax consequences of the receipt of cash or property that is allocable to interest are discussed below in the section entitled “Receipt of Interest.”

(a)   Receipt of Cash by Holders of Convenience Claims. A Holder of an Allowed Convenience Claim who receives cash in satisfaction of its Claim generally will recognize a gain or loss on the exchange equal to the difference between the amount of any cash received that is not allocable to interest and the holder’s tax basis in its Claim. The character of any gain or loss as capital or ordinary and, in the case of capital gain or loss, as short-term or long-term, will depend on a number of factors, including: (i) the nature and origin of the Claim (e.g., Claims arising in the ordinary course of a trade or business or made for investment purposes); (ii) the tax status of the holder of the Claim; (iii) whether the Claim is a capital asset in the hands of the holder; (iv) whether the Claim has been held by the holder for more than one year; (v) the extent to which the holder previously claimed a loss or a bad debt deduction with respect to the Claim; and (vi) the extent to which the holder acquired the Claim at a market discount. Holders of Allowed Convenience Claims should consult their own tax advisors regarding the amount and character of gain or loss, if any, to be recognized by them under the Plan.

2
Exhibit 2 to First Amended
Disclosure Statement

(b)   Receipt of Interest. Consideration received by a holder of an Allowed Convenience Claim or Allowed Unsecured Claim that is attributable to accrued but unpaid interest will be treated as ordinary income, regardless of whether the holder’s existing Claims are capital assets in its hands.

As discussed above, the manner in which consideration is to be allocated between accrued and unpaid interest and principal of the Claims of the Creditors for federal income tax purposes is unclear under present law. See Section 2(c) - “Federal Income Tax Consequences to the Debtors - Deductions of Accrued Interest by Debtors,” above.

(c)   Backup Withholding. Under the Tax Code, interest, dividends and other “reportable payments” may, under certain circumstances, be subject to “backup withholding” at a 28% rate. Withholding generally applies if the recipient (i) fails to furnish his social security number or other taxpayer identification number (“TIN”); (ii) furnishes an incorrect TIN; (iii) fails properly to report interest or dividends; or (iv) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding.

4.	Tax Consequences to Holders of Interests.

If holders of Interests do not receive or retain any property in exchange for their Interests, a holder of an Interest that holds such Interest as a capital asset should be entitled to a worthless stock deduction. Section 165(g) of the Tax Code provides that if a security that is held as a capital asset becomes wholly worthless during the taxable year, the holder is entitled to a capital loss, which is treated as recognized from the sale or exchange of such security on the last day of such taxable year. The definition of security includes (i) shares of stock in a corporation and (ii) the right to subscribe for shares of stock in a corporation. The amount of loss deductible is limited to the holder’s basis in the Interest.

5.	Importance of Obtaining Professional Tax Assistance.

The foregoing is intended as a summary only, and is not a substitute for careful tax planning with a tax professional. The federal, foreign, state and local income and other tax consequences of the Plan are complex and, in some cases, uncertain. Such consequences may also vary based on the particular circumstances of each holder of an Allowed Convenience Claim, Allowed Unsecured Claim, or Allowed Interest. Accordingly, each holder of an Allowed Convenience Claim, Allowed Unsecured Claim, or Allowed Interest is strongly urged to consult with his, her or its own tax advisor regarding the federal, foreign, state and local income and other tax consequences under the Plan.

3
Exhibit 2 to First Amended
Disclosure Statement